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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-04947, 333-25717, 333-46357, 333-50509, 333-62599, and 333-51588) and Form S-8 (File Nos. 333-32579,
333-69869 and 333-66041) of FelCor Lodging Trust Incorporated of our reports dated (i) February 5, 2001 (except as to the information in Note 1 and 20, for which the date is March 28, 2001) on our audits of the consolidated financial statements and financial statement schedule of FelCor Lodging Trust Incorporated, and (ii) March 7, 2001 on our audit of the consolidated financial statements of DJONT Operations, L.L.C., which reports are included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Selected Financial Data."


PricewaterhouseCoopers LLP

Dallas, Texas
March 28, 2001